EXHIBIT 5
June 25, 2006
Board of Directors
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148

Re:	F.N.B. Corporation
Registration Statement on Form S-8
3,171,003 Shares of Common Stock
Ladies and Gentlemen:
     I am the Chief Legal Officer of F.N.B. Corporation (the “Company”), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-8 (the “Registration Statement”) relating to the proposed offering by the Company of up to 3,171,003 shares (the “Shares”) of Common Stock, $.01 par value, of the Company, that are to be issued in connection with the F.N.B. Corporation 2007 Incentive Compensation Plan (the “Plan”).
     As counsel to the Company, I have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. I have also examined the Company’s Articles of Incorporation and By-Laws, as amended to date, the corporate minutes and other proceedings and the records relating to the Plan and the authorization and offering of the Shares, and such other document and matters of law as I have deemed necessary or appropriate in order to render this opinion.
     Based upon the foregoing, it is my opinion that the Shares, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name under Item 5 of Part II of the Registration Statement.

Respectfully,
/s/ James G. Orie, Esquire
James G. Orie, Esquire